Exhibit 3.41

ARTICLES OF INCORPORATION - STOCK FOR-PROFIT CORPORATION

Executed by the undersigned for the purpose of forming a Wisconsin Stock For-Profit Corporation under Chapter 180 of the Wisconsin Statutes:

Article 1.	Name of the corporation:

Manitowoc Foodservice Holding, Inc.

Article 2.	The corporation is organized under Ch. 180 of the Wisconsin Statutes.

Article 3.	Name of the initial registered agent:

CORPORATION SERVICE COMPANY

Article 4.	Street address of the initial registered office:

8040 Excelsior Drive
Suite 400
Madison, WI 53717
United States of America

Article 5.	Number of shares of stock the corporation shall be authorized to issue:

Number of Shares Authorized: 100 Class: Common

Article 6.	Name and complete address of each incorporator:

Kenneth V. Hallett
411 East Wisconsin Avenue Suite 2350
Milwaukee, WI 53202
United States of America

Other Information.	This document was drafted by:

Kenneth V. Hallett, ESQ

Incorporator signature:

Kenneth V. Hallett